EXHIBIT 4.1


                       REAL ESTATE JOINT VENTURE AGREEMENT


         This JOINT VENTURE AGREEMENT made June 2, 2005, between: J. Holder, Inc., a New Jersey Corporation (hereinafter "J. Holder")

and

Groveland Estates, L.L.C., a Delaware corporation (hereinafter "Groveland") (hereinafter collectively referred to as "party" or one of the "parties") ,

WITNESSETH THAT:

         1. Name and business. The parties do hereby form a joint venture to be known as "700 JORDAN BLASS ESTATES " to market, build upon, alter, repair, rent, lease, and otherwise deal with real property, particularly, and only, the lands and premises known as 700 Jordan Blass, Melbourne, Fla. , hereinafter called the "P. Q.". The principal office of the business shall be c/o Ragan & Ragan, P.C., 3100 Route 138 West, Brinley Plaza - Building One, Wall, N.J. 07719.

         2. Term. The partnership shall begin on the same day as the execution of this agreement by all parties, and shall continue until terminated as herein provided.

         3. Capital. J. Holder agrees to contribute whatever cash may be required for the acquisition of title to the P.Q. into J. Holder, Inc. (via quit claim deed from Groveland), and then marketing, development if deemed feasible by the parties, and sale of the P.Q. ( including all carrying costs, i.e. taxes, insurance, utilities etc.) Such cash contributions are at the sole discretion of
J. Holder. If at any time or times hereafter, the parties hereto should determine that future capital is required by this joint venture and that the capital of the joint venture should be increased, the additional capital required shall be contributed by J. Holder. Notwithstanding, J. Holder shall be responsibility to advance all carrying costs for the P.Q.

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         4.       Profit, Loses and Return of Capital.  The net profits and
return of capital of the joint venture shall be divided between the parties upon sale of the P.Q. as hereinafter set forth, The foregoing means: 100% return of all capital, including acquisition (including the cost, if any, of J. Holder clearing any title exceptions on the title to the P.Q. from Groveland to enable a clear owner's title policy) and development, carrying costs relating to the P.Q. plus J. Holder's actual cost of funds (i.e. 2 points & 10%/annum interest) advanced and 60% of profit to J. Holder; and, 40% of profit to Groveland plus 20% of the actual cost (post acquisition) of development of the PQ. If developed into units, such costs to be paid pro rata on the sale of each unit. Any net losses to the joint venture shall be borne by each party pro rata according to the aforesaid formula for profits. Joint venture profits and losses shall be charged or credited to each party respectively.

         5. Salaries and drawings. No party shall receive any salary for services rendered to the joint venture. The efforts of each party is recognized by the others as is reflected in the formula for profits and loses in paragraph
4. above.

         6. Interest. Interest shall be paid on contributions to the capital of the joint venture or on any subsequent contributions of capital as provided in para. 4 above.

         7.       Management, duties, and restrictions.
                  ------------------------------------

                  (a) The written consent of all parties shall be required with respect to the management, conduct, and operation of the joint venture business.

                  (b) Each party may have other business interests and may engage in any other business or trade, profession, or employment whatsoever, on his own account, or in joint venture with or as an employee of or as an officer,

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director, or shareholder of any other person, firm, or corporation, and he shall not be required to devote his entire time to the business of the joint venture. No party shall be obligated to devote more time and attention to the conduct of the business of the joint venture than shall be required for the supervision of the ownership, operation, and management of the P.Q. as provided herein.

         8. Banking. Not applicable, as all funds are as advanced by J. Holder, Inc.

         9. Books. The joint venture books shall be maintained as a part of the books and records of J. Holder. Groveland shall have the right to inspect
J. Holder's books relating to the P.Q. and J. Holder agrees to maintain such books in accordance with sound accounting principles.

         10. Voluntary termination. The joint venture may be dissolved at any time by written agreement of the parties, in which event the parties shall proceed with reasonable promptness to sell any and all assets owned by the joint venture and to liquidate the business of the joint venture. The joint venture shall also be dissolved by the sale of the PQ which is the subject of this joint venture. Upon dissolution, the assets of the joint venture business shall be used and distributed in the following order:

                  (a) to pay or provide for the payment of all joint venture liabilities and liquidating expenses and obligations;

                  (b) profits and losses to be shared by the parties according to their joint venture share referred to above.

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         11.      Restriction of assignment.  No party herein may assign or
otherwise alienate its joint venture interest without the unanimous written approval of the other parties.

         12. Arbitration. As a portion of the consideration for this Agreement, parties mutually waive access to the courts for purposes of construction of this Agreement. In lieu of such access, the parties agree that in the event of a dispute involving the construction of this Agreement, the party holding one view shall retain and pay for the services of an attorney or certified public accountant, and the party holding an opposing point of view shall do likewise. The two professionals so retained shall designate a third professional (an attorney or accountant) and the decision of the majority of those three (3) professionals shall be final and binding upon all parties in interest. The party whose view shall not prevail in that determination shall be responsible for the costs and fees of the third professional, and if, in fact, there shall be no clear-cut "prevailing view," the binding decision of the professionals shall also include an assessment of the cost and fees of the third professional.

         13. Binding effect, Governing law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, and shall be binding upon the joint venture, the parties individually, and the heirs, executors, administrators and assigns of parties. This Agreement may only be altered, amended or modified only by a writing signed by all parties.

         14. Breach of Agreement and Attorneys Fees. In the event of a breach of this agreement or the resolution of any dispute in accordance with paragraph 4 or 15 herein, the non breaching /prevailing party shall pay reasonable attorneys fees to the breaching/ non prevailing party.

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         15.      Ownership of the P.Q. Without Encumbrance.  At all times the fee ownership of the PQ shall remain and belong to J. Holder. Groveland's only rights therein shall be it's legal and/or equitable interest in the P.Q. as provided in this Agreement. J. Holder agrees not to encumber the P.Q. without the written consent of Groveland, which consent shall not be unreasonable withheld.

         16. Deadlock and Dispute. Any dispute or disagreement between the parties as to whether to promptly sell the PQ as is or to develop it shall be resolved as follows:

                  A. In the event J. Holder wishes to sell or develop the PQ and Groveland does not, then Groveland shall pay J. Holder, within 90 days of written notice, 60% of the then (net as referred to in para. 4 above) market value of the property as determined by an independent appraiser agreed to by the parties) and J. Holder shall deed the PQ, free of liens, to Groveland and this agreement shall be void and of no further force or effect.

                  B. In the event Groveland wishes to sell or develop the PQ and
J. Holder does not, then J. Holder shall pay Groveland, within 90 days of notice, 40% of the then (net as referred to in para. 4 above) market value of the property and and this agreement shall be void and of no further force or effect.

         17. Recording Agreement. Both parties agree to execute and record an appropriate Memorandum of Agreement in the form attached hereto upon the transfer of title of the P.Q. into J. Holder.

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         18.      Parties Good Standing and Authorization.  Both parties to this agreement, by their signatories set forth below, represent that the respective corporations are in good standing and that they are authorized by proper corporate authority to enter into this Agreement.


         IN WITNESS WHEREOF, the parties have hereto executed this Agreement the day and year first above written.


(See two (2) signature pages attached)



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(Additional signature page to Joint Venture Agreement)
J. Holder, Inc.
c/o Ragan & Ragan, P.C.
3100 Rt. 138 West
Wall, N.J. 07719


Dated: June 2, 2005                    /s/ JOHN C. KLEINERT
                                       -----------------------------------------
                                       John C. Kleinert, V.P.



STATE OF FLORIDA, COUNTY OF PALM BEACH  SS:

I CERTIFY that on June 2, 2005

         JOHN C. KLEINERT personally came before me the subscribed and this person came before me and acknowledged that:

         (a) this person signed, sealed and delivered the attached Agreement as Vice President of J. Holder, Inc., the corporation named in this Agreement;

         (b)      the proper corporate seal was affixed;

         (c) this Agreement was signed and made by the corporation as its voluntary act and deed by virtue of authority from its Board of Directors; and

I am satisfied is the person named in and who executed the within Instrument, and thereupon acknowledged under oath that he signed, sealed and delivered the same as his act and deed for the uses and purposes therein expressed.



                                       Notary (print name & address)


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(Additional signature page to Joint Venture Agreement)
GROVELAND ESTATES, LLC


Dated: June 2, 2005                    /s/ CONRAD WAGNER
                                       -----------------------------------------
                                       Conrad Wagner


STATE OF FLORIDA, COUNTY OF PALM BEACH   SS:

I CERTIFY that on June 2, 2005

         CONRAD WAGNER personally came before me the subscribed and this person came before me and acknowledged that:

         (a) this person signed, sealed and delivered the attached Agreement as Member of Groveland Estates, LLC., the corporation named in this Agreement;

         (b)      the proper corporate seal was affixed;

         (c) this Agreement was signed and made by the corporation as its voluntary act and deed by virtue of authority from its Board of Directors; and

I am satisfied is the person named in and who executed the within Instrument, and thereupon acknowledged under oath that he signed, sealed and delivered the same as his act and deed for the uses and purposes therein expressed.



                                       Notary (print name & address)


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